Exhibit 10.1
LIMITED PARTNERSHIP AGREEMENT
OF
STONE OAK DEVELOPMENT, LTD.
     This Limited Partnership Agreement (the “Agreement”) is made and entered into as of the 31st day of March, 2005, by and between MS REALTY INVESTMENTS II, LTD., a Texas limited partnership as general partner (the “General Partner”), and STONE OAK PRIME, L.P., a Texas limited partnership, as limited partner (“Limited Partner”). The parties hereto agree to form and to operate as a limited partnership under the laws of the State of Texas as follows.
The parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     The following terms used in the Agreement shall have the meanings specified below:
     1.1 “Act” means the Texas Revised Limited Partnership Act, as amended from time to time.
     1.2 “Agreement” means this Limited Partnership Agreement of Stone Oak Development, Ltd., as it may be amended from time to time.
     1.3 “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.
     1.4 “Assignee” means a person who has acquired a Partner’s Interest in whole or in part and has not become a Substitute Partner.
     1.5 “Capital Contribution” means the total amount of money and the fair market value of all property contributed to the Partnership by each Partner pursuant to the terms of this Agreement. Capital Contribution shall also include any amounts paid directly by a Partner to any creditor of the Partnership in respect of any guarantee or similar obligation undertaken by such Partner in connection with the Partnership’s operations. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the interest of such Partner.
     1.6 “Code” means the United States Internal Revenue Code of 1986, as amended. References to specific Code Sections or Treasury Regulations shall be deemed to refer to such Code Sections or Treasury Regulations as they may be amended from time to time or to any successor Code Sections or Treasury Regulations if the Code Section or Treasury Regulation referred is repealed.
     1.7 “Disposition and/or Refinance Proceeds” means proceeds from the financing, refinancing, sale or other disposition of the Partnership Property.
     1.8 “General Partner” means MS Realty Investments II, Ltd. or any other General Partner admitted to the Partnership pursuant to this Agreement.
     1.9 “Interest” or “Partnership Interest” means the ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in the Agreement and in the Act, together with the obligations of such Partner to comply with all the terms and provisions of the Agreement and the Act.
     1.10 “Limited Partner” means, initially Stone Oak Prime, L.P., a Texas limited partnership and any other Persons admitted as a Limited Partner to the Partnership pursuant to this Agreement.
     1.11 “Net Cash Flow After Debt Service” means all cash receipts of the Partnership, excluding cash available upon liquidation of the Partnership, in excess of amounts reasonably required for payment of operating expenses, repayment of current liabilities, repayment of amounts due under any mortgage loan secured by the

Partnership Property, repayment of such amounts of the Partnership indebtedness as General Partner shall determine necessary or advisable, and the establishment of and additions to such cash reserves as General Partner shall deem necessary or advisable, including, but not limited to reserves for capital expenditures, replacements, contingent or unforeseen liabilities or other obligations of the Partnership.
     1.12 “Net Income” or “Net Loss” means taxable income or loss (including items requiring separate computation under Section 702 of the Code) of the Partnership as determined using the method of accounting chosen by General Partner and used by the Partnership for federal income tax purposes.
     1.13 “Partner(s)” means General Partner and/or Limited Partner.
     1.14 “Partnership” means Stone Oak Development, Ltd.
     1.15 “Partnership Property” means all the real and personal property owned by the Partnership from time to time.
     1.16 “Percentage Interest” means the percentage interest of each Partner as set forth on Appendix A.
     1.17 “Person” means any individual, sole proprietorship, Limited Partnership, joint venture, unincorporated organization, institution, the Partnership, corporation, association, trust, limited liability company or other legal entity.
     1.18 “Property Management Agreement” means a property management agreement to be entered into between the Partnership and Property Manager for the management of the Partnership Property, and any other property management agreement with any other property manager entered into by the Partnership and such property manager from time to time.
     1.19 “Property Manager” means Asset Plus Corporation, a Texas corporation, which is an Affiliate of General Partner and any other property manager engaged by the Partnership from time to time to manage the Partnership Property.
     1.20 “Real Property” means that portion of the Partnership Property legally described on Exhibit A attached to this Agreement and made a part hereof.
     1.21 “Substitute Partner” means an Assignee who has been admitted to all of the rights of a Partner pursuant to Section 14.3 below.
ARTICLE 2
FORMATION
     The Partners hereby agree to form and to operate the Partnership under the terms and conditions set forth herein. Except as otherwise provided herein, the rights and liabilities of the Partners shall be governed by the Act.
     2.1 Defects as to Formalities. A failure to observe any formalities or requirements of this Agreement, the Certificate of Limited Partnership for the Partnership or the Act shall not be grounds for imposing personal liability on Limited Partner for liabilities of the Partnership.
     2.2 Rights of Creditors and Third Parties. This Agreement is entered into among Partners for the exclusive benefit of the Partnership, its Partners and their successors and assigns. The Agreement is expressly not intended for the benefit of any creditor of the Partnership or any other person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under the Agreement or any agreement between the Partnership and any Partner with respect to any contribution or otherwise.
     2.3 Title to Property. All the Partnership Property shall be owned by the Partnership as an entity and no Partner shall have any ownership interest in such Property in Partner’s individual name or right, and each Partner’s interest in the Partnership shall be personal property for all purposes. Except as otherwise provided in this Agreement, the Partnership shall hold all the Partnership Property in the name of the Partnership and not in the name or names of any Partner or Partners.

     2.4 Payments of Individual Obligations. The Partnership’s credit and assets shall be used solely for the benefit of the Partnership, and no asset of the Partnership shall be transferred or encumbered for or in payment of any individual obligation of any Partner unless otherwise provided for herein.
ARTICLE 3
NAME
     The name of the Partnership shall be Stone Oak Development, Ltd. General Partner may from time to time change the name of the Partnership or adopt such trade or fictitious names as it may determine to be appropriate.
ARTICLE 4
OFFICE; AGENT FOR SERVICE OF PROCESS
     The principal office of the Partnership shall be c/o Asset Plus Corporation, 1800 Bering Drive, Suite 320, Houston, Texas, 77057. the Partnership may maintain such other offices at such other places as General Partner may determine to be appropriate. The agent for service of process for the Partnership shall be the registered agent set forth in the Certificate of Limited Partnership, as it may be amended from time to time.
ARTICLE 5
PURPOSES
     The sole purpose and general character of the business of the Partnership is to acquire, develop and own the real property described on Exhibit A and to rehabilitate, operate, lease, manage, finance, hold for investment, exchange, sell and dispose of such real property. In addition, the Partnership may engage in any other business and shall have such other purposes as may be necessary, incidental or convenient to carry on the Partnership’s primary purpose as determined by General Partner.
ARTICLE 6
TERM
     The term of the Partnership shall commence on the date of the filing of the Certificate of Limited Partnership for the Partnership in the office of the Texas Secretary of State, and the term of the Partnership shall be perpetual, unless sooner dissolved, wound up and terminated in accordance with the provisions of this Agreement and the Act.
ARTICLE 7
PERCENTAGE INTERESTS AND CAPITAL CONTRIBUTIONS
     7.1 Capital Contributions. Percentage Interests. The Partners shall make Capital Contributions in the Partnership in the amounts set forth on Appendix A, to be made on or before the Partnership’s acquisition of the Real Property. The Partners agree that the amounts of Capital Contributions set forth on Appendix A are estimates as of the date of this Agreement and that additional funds may be required as the Partners may determine. If the Partners determine, pursuant to Section 10.6 hereof, that additional monies are required, such additional monies shall constitute a part of the Capital Contributions and the Partners agree that they shall make such additional Capital Contributions, which shall not be subject to the provisions of Section 7.5 hereof. Such additional Capital Contributions shall be made in accordance with the Percentage Interests of each Partner and, at all times during the term of this Agreement, the Partners shall have the Percentage Interests set forth opposite their names on Appendix A.
     7.2 No Interest on Capital. No Partner shall be entitled to receive interest on such Partner’s Capital Contributions or such Partner’s capital account.
     7.3 No Withdrawal of Capital. Except as otherwise provided in this Agreement, no Partner shall have the right to withdraw or demand a return of any or all of such Partner’s Capital Contribution. It is the intent of the Partners that no distribution (or any part of any distribution) made to any Partner pursuant to Article 10 hereof shall be deemed a return or withdrawal of Capital Contributions, even if such distribution represents (in full or in part) a distribution of revenue offset by depreciation or any other non-cash item accounted for as an expense, loss or deduction from, or offset to, the Partnership’s income, and that no Partner shall be obligated to pay any such amount to or for the account of the Partnership or any creditor of the Partnership. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Partner is obligated to make any such payment, such obligation shall be the obligation of such Partner and not of any other Partner, including General Partner.

     7.4 Additional Capital. If the Partners determine that the Partnership’s capital is insufficient to meet the reasonable needs of its business, General Partner may request additional capital contributions from all Partners in proportion to their respective Percentage Interests. If any Partner refuses or fails to make such a required contribution of additional capital, General Partner and any other Partner(s) may lend any necessary additional sums to the Partnership. Any such loans to the Partnership shall bear a reasonable rate of interest, as determined by General Partner, but otherwise, no Partner shall receive interest on his, her or its Partnership Interest. This provision is not for the benefit of any creditors of the Partnership and no such creditors may obtain any right under this provision to make any claim with respect to the capital of or to contributions by any Partner.
     7.5 Financing. Subject to the provisions of Section 10.6 hereof, General Partner is hereby granted the authority to enter into loans necessary for the Partnership activities and to execute and grant such mortgages, deeds of trust, assignments, pledges, notes, instruments and other documents that General Partner determines is necessary or convenient for purposes of obtaining such loans. General Partner is hereby granted the specific authority to execute all documents, including but not limited to, mortgages, deeds of trust, assignments, pledges, notes, instruments and other documents that General Partner determines are necessary or convenient including, without limitation, all documents required by any lender to be executed in connection with any loan.
     7.6 Other Capital Matters.
     (a) The Partners acknowledge that, in pursuit of the acquisition of the Real Property, that certain costs payable to third parties, including, without limitation, architectural, environmental, engineering, survey, title, Partnership legal expenses and lender fees and costs have been and will be paid. The Partners agree that such costs shall be paid fifty percent (50%) by the General Partner and fifty percent (50%) by the Limited Partners, collectively. To the extent the purchase of the Real Property closes, costs paid by the Partners in accordance with this subparagraph (a) will constitute a portion of the Capital Contribution of each Partner. In addition, whether or not the purchase of the Real Property closes, to the extent any Partner or any Affiliate of any Partner has expended more than its proportionate share of such expenses, the other Partners will promptly reimburse the Partner(s) who has(ve) expended more than its proportionate share in an amounts such that the parties have paid their proportionate shares as set forth in this subsection (a). Notwithstanding the foregoing, the Partners agree that the out-of pocket costs separately incurred by each party in conducting its own due diligence or legal review, including, without limitation, travel, meals, overnight mail or courier services, long distance telephone charges, separate legal counsel and other advisors shall be borne the Partner incurring such costs, shall not be considered a Capital Contribution and shall not be reimbursable by the Partnership or the other Partners.
     (b) The parties acknowledge that Asset Plus Realty Corporation, an Affiliate of General Partner (“APRC”), and FC Properties One, Ltd. have entered into a certain Contract for Sale and Purchase dated as of October 1, 2004, as amended (the “Purchase Agreement”) for the purchase of the Real Property. Pursuant to the terms of the Purchase Agreement, APRC has advanced $25,000 as an earnest money deposit for the purchase of the Real Property. The due diligence period under the Purchase Agreement will expire on January 28, 2005, at which time an additional $75,000 of earnest money will become due and payable, and upon payment of said $75,000, the entire $100,000 of earnest money will be non-refundable, except in the event of a default by FC Properties One, Ltd. under the Purchase Agreement. To the extent the Partners agree to purchase the Real Property pursuant to Section 10.6 hereof, the Partners agree that $25,000 of the additional $75,000 of earnest money will be paid by General Partner or APRC and $50,000 of the additional $75,000 of earnest money will be paid by the Limited Partners. On or before the closing of the purchase of the Real Property, General Partner will cause APRC to assign the Purchase Agreement to the Partnership and the Partnership will assume the Purchase Agreement.
ARTICLE 8
DISTRIBUTIONS; ALLOCATIONS
     8.1 Distributions. At such times and in such amounts as General Partner in its discretion determines appropriate, but in no event less often than annually, distributions shall be made to the Partners as follows:
     (a) Net Cash Flow after Debt Service shall be distributed as follows:
     (i) first, to the Partners in repayment of any loans owing them; provided, however, if the amount of Net Cash Flow after Debt Service being distributed at any given time is not sufficient to repay all such loans to the Partners then entitled to receive distributions in respect of loans, then the amount available shall be distributed among them pro rata, the amount to be distributed to any such Partner being in the proportion which the loans owing to such Partner bears to the loans owing to all Partners then entitled to receive distributions in respect of the loans; and
     (ii) next, to the Partners in accordance with their respective Percentage Interests until each Partner has received a return of its Capital Contribution plus a ten percent (10%) per annum cumulative return, compounded monthly; and
     (iii) next, fifty percent (50%) of Net Cash Flow after Debt Service to General Partner and fifty percent (50%) of Net Cash Flow after Debt Service to the Limited Partner.
     (b) Disposition and/or Refinance Proceeds shall be distributed as follows:
     (i) first, to the Partners in repayment of any loans owing them; provided, however, if the amount of Disposition and/or Refinance Proceeds being distributed at any given time is not sufficient to repay all such loans to the Partners then entitled to receive distributions in respect of loans, then the amount available shall be distributed among them pro rata, the amount to be distributed to any such Partner being in the proportion which the loans owing to such Partner bears to the loans owing to all Partners then entitled to receive distributions in respect of the loans; and
     (ii) next, to the extent Net Cash Flow after Debt Service has not provided a return to each Partner of its Capital Contribution plus a ten percent (10%) per annum cumulative return thereon, compounded monthly, to the Partners in accordance with their respective Percentage Interests until each Partner has received a return of its Capital Contribution plus a ten percent (10%) per annum cumulative return; and
     (iii) next, fifty percent (50%) of Disposition and/or Refinance Proceeds to General Partner and fifty percent (50%) of Disposition and/or Refinance Proceeds to the Limited Partner.
     8.2 Allocation of Taxable Income. All allocations of income, profit, gain, loss, deduction or credit shall be made to the Partners such that, in the event of an immediate liquidation of the Partnership after such allocation, and the subsequent distributions of all assets thereof in accordance with the Partners’ Capital Accounts, such liquidating distribution would result in distributions in accordance with the manner of distribution set forth in Section 8.1 above. It is intended that all allocations of any item of income, profit, gain, loss, deduction or credit shall meet the requirements of Section 704 of the Code, and the regulations thereunder, and such item shall be allocated in a manner which meets such requirements, all as determined by General Partner in consultation with the Partnership.
ARTICLE 9
PARTNERSHIP EXPENSES
     The Partnership shall pay, and General Partner shall be reimbursed for, all reasonable costs and expenses of the Partnership.
ARTICLE 10
POWERS, RIGHTS AND OBLIGATIONS OF GENERAL PARTNER
     10.1 General Authority and Powers of General Partner. General Partner shall have the right and obligation to manage the Partnership business subject to Section 10.6 below. In its capacity as General Partner, General Partner may act on the Partnership’s behalf and execute documents, agreements, contracts and other undertakings on behalf of, and in the name of, the Partnership. General Partner is authorized to bind the Partnership, and the signature of General Partner is sufficient to bind the Partnership, including with respect to the transfer of the real or personal property of the Partnership and the borrowing of funds by or on behalf of the Partnership. Parties dealing with the Partnership shall be entitled to rely upon the authority of General Partner to execute such documents on behalf of the Partnership.
     10.2 Time Devoted to the Partnership; Other Ventures. General Partner shall devote so much of its time to the business of the Partnership as in its judgment the conduct of the Partnership’s business reasonably requires. Any Partner may engage in business ventures and activities of any nature and description independently or with others, provided such other business ventures are not in direct competition with the business of the Partnership; provided however, no Partner shall have any obligation to disclose business opportunities available to such Partner, and neither the Partnership nor any other Partner shall have any rights in and to such independent ventures and activities or the income or profits derived therefrom by reason of their acquisition of interests in the Partnership. This Section 10.2 is intended to modify any provisions or obligations of the Act to the contrary and each of the Partners and the Partnership hereby waives and releases any claims they may have under the Act with respect to any such activities or ventures of any Partner.
     10.3 Liability of General Partner to Partners and the Partnership. In carrying out its duties and exercising the powers hereunder, General Partner shall exercise reasonable skill, care and business judgment. General Partner shall not be liable to the Partnership or the Partner for any act or omission performed or omitted by it in good faith pursuant to the authority granted to it by this Agreement as General Partner unless such act or omission constitutes gross negligence or willful misconduct by General Partner.
     10.4 Indemnification. the Partnership shall indemnify and hold harmless General Partner, the Limited Partner and their respective Affiliates from any loss or damage, including attorneys’ fees actually and reasonably incurred by it, by reason of any act or omission performed or omitted by it on behalf of the Partnership or in furtherance of the Partnership’s interests; however, such indemnification or agreement to hold harmless shall be recoverable only out of the assets of the Partnership and not from the Partners. The foregoing indemnity shall extend to acts or omissions performed or omitted by General Partner in good faith and in the belief that the acts or omissions were in the Partnership’s interest or not opposed to the best interests of the Partnership, unless such act or omission constitutes gross negligence or willful misconduct by General Partner. The foregoing indemnification is subordinate in all respects to any loan made to the Partnership by any Person other than a Partner.
     10.5 Operational Matters.
     (a) In addition to any distributions made pursuant to Section 8.1 hereof, the Partnership will pay to General Partner a development fee (the “Development Fee”) in the amount of Seven Hundred Thousand and no/100ths Dollars ($700,000.00), which Development Fee shall be included in the construction budget for the improvements to be constructed on the real property owned by the Partnership (the “Improvements”), and which Development Fee shall be paid by the Partnership to General Partner in twelve (12) equal monthly installments commencing on the date of the closing of the construction loan for the construction of the Improvements and on the first day of each month thereafter so long as construction is in process, it being understood and agreed that if construction ceases, the installment payments will be suspended, beginning on the first day of the month following the month in which construction ceases, it being further understood and agreed that installment payments will resume beginning on the first day of the first month after construction resumes.
     (b) The Partnership hereby agrees to engage Property Manager as the property manager for the Improvements, pursuant to the Property Management Agreement. The Property Management Agreement will also provide that Property Manager will have responsibility for leasing the Improvements. The property management fee shall be the greater of (i) three percent (3%) of collected revenue collected monthly; or (ii) $2,500.00 per month. Other terms and conditions shall be as determined by the Partnership and Property Manager; provided however that such terms shall be so-called market terms for the services Property Manager will provide. Payment of the property management fee shall be made monthly and shall commence at such time as Property Manager opens an on-site office in the Improvements.
     (c) The parties agree that at such time as the Partnership elects to sell or otherwise dispose of the Property, the Partnership will select a national brokerage firm to represent it in the sale. As a part of its property management duties, Property Manager shall supervise and coordinate such brokerage firm’s activities, but Property Manager shall not receive any additional fee for such supervision and coordination.
     10.6 Approvals Required of a Majority in Percentage Interests. The matters described below shall be subject to the prior approval of a majority of the Percentage Interests. To the extent such approval is required, General Partner shall give the Limited Partner written notice thereof. Approvals shall be deemed given if a majority of the Percentage Interests has not objected, in writing, within five (5) business days after the effective date of the notice pursuant to Section 16.4 hereof.
     (a) Any amendment of this Agreement or the Certificate of Limited Partnership of the Partnership and any merger or consolidation of the Partnership with any other entity (except as otherwise expressly provided herein);

     (b) The issuance of additional Interests in the Partnership;
     (c) Any transaction or other dealings between the Partnership and any Partner, or any Affiliate of any Partner (provided that all such transactions or other dealings shall be conducted on an arm’s length basis), other than transactions expressly contemplated by this Agreement. The Partners hereby consent to the engagement of Property Manager;
     (d) The sale, transfer or other disposition (other than a lease of residential premises within the Improvements) of the Real Property, or any portion thereof;
     (e) The sale or transfer of all or substantially all of the assets of the Partnership;
     (f) The financing of any Partnership business or pledge of any Partnership Property, including the Real Property;
     (g) The annual budget for the operations of the Partnership, including updates thereto, and any line item increase in or expenditures in excess of such budget;
     (h) Any financing, refinancing, amendment, extension or restatement of or other modification to any indebtedness of the Partnership;
     (i) The purchase of the Real Property by the Partnership;
     (j) Approval of any matter requiring the approval of the Partnership under the Property Management Agreement (unless such consent is specifically addressed elsewhere in this Agreement)
     (k) The tax policy or policies of the Partnership and all tax returns of the Partnership;
     (l) An action or decision of the Partnership not in the ordinary course of the Partnership’s business;
     (m) The making of any loan from the Partnership;
     (n) Any determination that any additional Capital Contributions pursuant to Section 7.4 are necessary;
     (o) Any amendment, extension or restatement of or other modification to any agreements with the Property Manager under the Property Management Agreement, approval of any Property Manager or any agreements with respect thereto and any decision to acquire title to real estate, other than the Real Property;
     (p) Any reimbursement by the Partnership of any out-of-pocket or other expenses of any Partner;
     (q) Decisions regarding tax accounting policies and selection of a tax accountant for the Partnership;
     (r) Removal of any Property Manager pursuant to the Property Management Agreement or selection of a successor Property Manager thereunder;
     (s) Retention, removal, termination or replacement of any leasing agent, development agent or construction manager; and
     (t) Approval of any form lease.
ARTICLE 11
SPECIAL CONDITIONS REGARDING STATUS OF LIMITED PARTNERS
     11.1 No Participation in Management. No Limited Partner shall take part in the conduct or control of the Partnership’s business or the management of the Partnership, or have any right or authority to act for or on the behalf of, or otherwise bind, the Partnership (except a Limited Partner who may also be a General Partner and then only in such Partner’s capacity as a General Partner within the scope of such Partner’s authority hereunder).
     11.2 Limitation of Liability. No Limited Partner shall have, solely by virtue of such Limited Partner’s status as a Limited Partner in the Partnership, any personal liability whatever, whether to the Partnership, to any Partner or to the creditors of the Partnership, for the debts or obligations of the Partnership or any of its losses beyond the amount committed by such Limited Partner to the capital of the Partnership, except as otherwise required by the Act. Nothing herein shall be deemed to limit the liability of a Limited Partner to a third party arising out of a separate agreement between such Limited Partner and a third party, such as a guaranty of a loan obtained by the Partnership.
     11.3 Death or Incapacity of Limited Partner. The death, incompetence, withdrawal, expulsion, bankruptcy or dissolution of a Limited Partner, or the occurrence of any other event that may terminate the continued Partnership Interest of a Limited Partner in the Partnership, shall not cause a dissolution of the Partnership.
     11.4 Recourse of Partners. Each Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and such Partner’s Capital Contribution thereto and share of Net Income and Net Loss thereof and shall have no recourse therefor, upon dissolution or otherwise, against any General Partner or any other Partner.
     11.5 No Right to Property. No Partner, regardless of the nature of such Partner’s contributions to the capital of the Partnership, shall have any right to demand or receive any distribution from the Partnership in any form other than cash, upon dissolution or otherwise.
     11.6 Loan Guaranty. Notwithstanding the limitations on liability contained in this Article 11, each Limited Partner agrees that, to the extent a lender to the Partnership requires guaranties of the Partnership’s indebtedness to such lender, each Limited Partner shall be required to execute and deliver such guaranty(ies) in form substantially similar to guaranties required of Michael S. McGrath and Stephen S. Spessard, the indirect owners of General Partner.
ARTICLE 12
BOOKS AND RECORDS, ACCOUNTING, REPORTS AND STATEMENTS AND TAX MATTERS;
BANKING
     12.1 Books and Records. General Partner shall, at the expense of the Partnership, keep and maintain, or cause to be kept and maintained, the books and records of the Partnership on the same method of accounting as utilized for federal income tax purposes.
     12.2 Annual Accounting Period. All books and records of the Partnership shall be kept on the basis of an annual accounting period ending December 31 of each year, except for the final accounting period which shall end on the date of termination of the Partnership. All references herein to the “fiscal year of the Partnership” are to the annual accounting period described in the preceding sentence, whether the same shall consist of twelve months or less.
     12.3 Banking. All Partnership funds will be deposited in its name in such accounts as General Partner shall designate. General Partner may authorize other persons to draw checks on Partnership bank accounts, but such authority must be in writing and one (1) or more of the Partner may require that such persons be bonded. Each bank in which a Partnership account is maintained is relieved of any responsibility to inquire into the Partners’ authority to deal with such funds, and absolved of all liability with respect to withdrawals from such Partnership accounts by any person duly authorized by General Partner.
ARTICLE 13
TRANSFERS OF LIMITED PARTNERSHIP INTERESTS; WITHDRAWAL AND ADMISSION OF
LIMITED PARTNERS
     13.1 General Prohibition. No Limited Partner may voluntarily or involuntarily, directly or indirectly, sell, transfer, assign, pledge or otherwise dispose of, or mortgage, pledge, hypothecate, or otherwise encumber, or permit or suffer any encumbrance of, all or any part of such Limited Partner’s interest in the Partnership, without the consent of General Partner, which consent shall not be unreasonably withheld, conditioned or delayed. Any other purported sale, transfer, assignment, pledge or encumbrance shall be null and void and of no force or effect whatsoever. Transfers by any Limited Partner shall be subject to any restrictions contained in any loan until such loan has been fully repaid.
     13.2 Withdrawal of Limited Partner. Limited Partner shall have no power to withdraw voluntarily from the Partnership, except that a Limited Partner may withdraw upon written approval of General Partner, , which approval shall not be unreasonably withheld, conditioned or delayed, and which approval shall include the terms for redemption by the Partnership of the Interest of such Partner.
     13.3 Admission of Transferees as Limited Partner. No transferee of a Limited Partner shall be admitted as a Limited Partner without the consent of General Partner, , which consent shall not be unreasonably withheld, conditioned or delayed.
ARTICLE 14
WITHDRAWAL, TRANSFERS AND ADMISSION OF GENERAL PARTNER
     14.1 Withdrawal of General Partner. General Partner shall only be entitled to withdraw or transfer its General Partner interest upon written approval of Limited Partner, which approval shall not be unreasonably withheld, conditioned or delayed.
     14.2 Death or Incapacity of General Partner. The death, incompetence, withdrawal, expulsion, bankruptcy or dissolution of General Partner, or the occurrence of any other event which terminates the continued interest of General Partner in the Partnership, shall cause a dissolution of the Partnership, unless the Partnership is continued in accordance with Section 15.1(c).
     14.3 Transfer by a General Partner; Admission of Additional or Successor General Partners. General Partner shall not sell, assign, or otherwise transfer all or any portion of its interest in the Partnership to any Person without the written consent of Limited Partner, which consent shall not be unreasonably withheld, conditioned or delayed. Transfers by General Partner shall be subject to any restrictions contained in any loan until such loan has been fully repaid.
ARTICLE 15
DISSOLUTION, WINDING UP AND TERMINATION
     15.1 Events Causing Dissolution. the Partnership shall be dissolved and its affairs shall be wound up upon the happening of the first to occur of any of the following events:
     (a) Entry of a decree of administrative or judicial dissolution pursuant to the Act;
     (b) The sale or other disposition of all or substantially all of the assets of the Partnership;
     (c) The death, incompetence, withdrawal, expulsion, bankruptcy, resignation, or dissolution of General Partner unless at the time of the occurrence of any of such event there are at least two other Partners, and within 90 days of such occurrence, remaining Partners owning at least a majority of the Percentage Interests in the Partnership consent to the continuation of the Partnership and the appointment of a new general partner, in which case the business of the Partnership shall be carried on by the remaining Partners; or
     (d) The vote of General Partner and Limited Partners.
     15.2 Winding Up. Upon dissolution of the Partnership for any reason, General Partner shall commence to wind up the affairs of the Partnership and to liquidate its assets. In the event the Partnership has terminated because the Partnership lacks a General Partner, then the Limited Partner shall appoint a new general partner solely for the purpose of winding up the affairs of the Partnership. General Partner shall have the full right and unlimited discretion to determine the time, manner and terms of any sale or sales of the Partnership property pursuant to such liquidation. Pending such sales, General Partner shall have the right to continue to operate or otherwise deal with the assets of the Partnership. A reasonable time shall be allowed for the orderly winding up of the business of the Partnership and the liquidation of its assets and the discharge of its liabilities to creditors so as to enable General Partner to minimize the normal losses attendant upon a liquidation, having due regard to the activity and condition of the relevant markets for the Partnership properties and general financial and economic conditions. Any Partner may be a purchaser of any properties of the Partnership upon liquidation of the Partnership’s assets, including, without limitation, any liquidation conducted pursuant to a judicial dissolution or otherwise under judicial supervision; provided, however, that the purchase price and terms of sale are fair and reasonable to the Partnership.
     15.3 Allocation of Net Income and Net Loss Upon Termination or Sale. All Net Income and Net Loss upon dissolution of the Partnership or from sale, conversion, disposition or taking of all or substantially all of the Partnership’s property, including, but not limited to the proceeds of any eminent domain proceeding or insurance award (respectively, “Gain on Sale” or “Loss on Sale”) shall be allocated to Partners in proportion to their Percentage Interests in accordance with Section 8 hereof.
     15.4 Distributions. Prior to making distributions in dissolution to Partners, General Partner shall first pay or make provision for all debts and liabilities of the Partnership, and any loans to Partners, including loans made by a Partner to the Partnership, and their Affiliates (any amounts remaining owed by the Partnership on such loans shall be repaid), and all expenses of liquidation. Subject to the right of General Partner to set up such cash reserves as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, the proceeds of liquidation and any other funds of the Partnership shall be distributed to Partners in proportion to their Percentage Interests in accordance with Section 8 hereof.
     15.5 Certificate of Cancellation; Report; Termination. Upon the dissolution and completion of winding up of the Partnership, General Partner shall execute and file a Certificate of Cancellation or other certificate evidencing termination for the Partnership. Within a reasonable time following the completion of the liquidation of the Partnership’s assets, General Partner shall prepare and furnish to each Partner, at the expense of the Partnership, a statement which shall set forth the assets and liabilities of the Partnership as of the date of complete liquidation and the amount of each Partner’s distribution of all the Partnership funds, the Partnership shall terminate and General Partner shall have the authority to execute and file all documents required to effectuate the termination of the Partnership.
ARTICLE 16
MISCELLANEOUS
     16.1 Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes any prior agreement or understandings among them, oral or written, all of which are hereby cancelled. This Agreement may not be modified or amended other than pursuant to Article 16 hereof.
     16.2 Captions; Pronouns. The paragraph and section titles or captions contained in this Agreement are inserted only as a matter of convenience or reference. Such titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision hereof. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.
     16.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas.
     16.4 Notices. Any notice or other communication required or desired to be given hereunder shall be deemed given, effective and received on the earliest to occur of (a) the date of personal delivery; (b) ten (10) days after deposit in the United States mail, postage prepaid, registered or certified mail, return receipt requested; or (c) one (1) business day after deposit with a national overnight courier, fees prepaid to the parties at the addresses set forth in Appendix A attached hereto and made a part hereof. Any party may change its address for notices by notice given in accordance with this Section. For the purposes of this Agreement, a business day shall be a day which is not a Saturday, a Sunday or a legal holiday of the United States of America.
     16.5 Consents. Unless otherwise specifically provided elsewhere in this Agreement, any consent or approval to be given by any Partner hereunder shall not be unreasonably withheld, conditioned or delayed.
     16.6 Confidentiality. It is understood and agreed that all of the terms and provisions of this Agreement are confidential and shall not be disclosed to any Person except: (a) pursuant to any valid order of a court of competent jurisdiction obtained by any party other than a Partner; or (b) as may be necessary in any litigation seeking enforcement of or damages for breach of this Agreement. In the event disclosure is compelled as specified herein, the disclosing party shall provide at least ten (10) days’ prior written notice to the other party, prior to the disclosure, of the identity of the third party to which disclosure is to be made.
     IN WITNESS WHEREOF the parties have executed this Agreement as of the date first herein above written.

GENERAL PARTNER:			LIMITED PARTNER:

MS REALTY INVESTMENTS II, LTD			STONE OAK PRIME, L.P.
By:	MS Equities II, LLC		By:	SO Prime, LLC
	Its: General Partner			Its General Partner

	By:	/s/ Michael S. McGrath		By:	/s/ Thomas R. Johnson

		Its: President			Its: Manager

APPENDIX A
TO LIMITED PARTNERSHIP AGREEMENT OF
STONE OAK DEVELOPMENT, LTD.

Name and Address	Capital Contribution	Partnership Interest
General Partner:

MS Realty Investments III, Ltd. c/o Asset Plus Corporation 1800 Bering Drive, Suite 320 Houston, Texas, 77057	$216,000	5%

Limited Partner:

Stone Oak Prime, L.P. c/o Call Now, Inc. 1 Retama Parkway Selma, Texas 78154 Attention: Thomas R. Johnson	$4,104,000	95%

EXHIBIT A
TO LIMITED PARTNERSHIP AGREEMENT OF
STONE OAK DEVELOPMENT, LTD.
Legal Description
Property Description
of

19.739 acres of land in the City of San Antonio. N.C.B. 19219 out of a 168.87 acre tract of land designated as Tract V as described by deed recorded in Volume 7398, Page 1738, Real Property Records of Bexar County. Texas and out of the Eugene De La Rocha Survey No. 95. Abstract No. 633. County, Block 4924. Bexar County. Texas; said 19.739 acres of land being more particularly described as follows:

Beginning:	At a point on the curved Southeast Right of Way line of Stone Oak Parkway being 4,137.88 feet in a Westerly direction from the intersection of the Northwest Right of Way line of U.S. Highway No. 281; said point being the Northeast corner of said 168.87 acre tract of land and the North corner of the herein described tract;

Thence:	With the Northeast and Southeast boundary of said 168.37 acre tract of land, the following:

S28°54'57"E, 479.87 feet leaving the curved Southeast Right of Way line of Stone Oak Parkway to a point being the East corner of said 168.87 acre tract of land and the East corner of the herein described tract;

S25°00'31"W, 1369.47 feet to a point being the South corner of the herein described tract:

Thence:	N28°54'57"W, 245.01 feet leaving the Southeast boundary of said 168.87 acre tract of land to a point being the East corner of a 17.50 acre tract of land as described by deed recorded in Volume 8551, Page 573, Real Property Records of Bexar County. Texas and continuing N28°54'57"W with the Northeast boundary of said 17.50 acre tract of land for a total distance of 964.84 feet to a point of curvature on the curved Southeast Right of Way line of Stone Oak Parkway being the North corner of said 17.50 acre tract of land and the West corner of the herein described tract;

Thence:	With the Southeast Right of Way line of Stone Oak Parkway, the following:

190.13 feet with the arc of a non-tangent curve, concave to the Northwest having a radius of 1255.00 feet, a central angle of 08°40'48" and a chord bearing and distance of N38°53'59"E, 189.94 feet to a point of tangency;

10325 BANDERA ROAD	PHONE: 210-681-2951
SAN ANTONIO, TEXAS 78250	FAX: 210-523-7112

N34°33'34"E, 296.18 feet to a point of curvature;

554.72 feet with a curve, concave to the Southeast, having a radius of 1145.00 feet, a central angle of 27°45'30" and chord bearing and distance of N48°26'20"E. 549.31 feet to a point of tangency;

N62°19'05"E, 130.02 feet to the POINT OF BEGINNING, containing 19.739 acres of land.

Note:	Bearings used in this description are referenced to said 168.87 acre tract of land designated as Tract V as described by deed recorded in Volume 7398. Page 1738. Real Property Records of Bexar County, Texas.
Job No. 107663-211
March 12, 2001
JGR/dkd